EXHIBIT 10.1

August 8, 2023
Joseph Perillo

    Re:     Confidential Retention and Severance Agreement

Dear Joe,

As we have discussed with you, as Executive Vice President & Chief Financial Officer (“CFO”) of Patriot Bank, N.A. and Patriot National Bancorp, Inc. (collectively, “Patriot”), your commitment, performance, and productivity are important to the Patriot executive team. To express our appreciation and commitment to you for your valuable ongoing service to Patriot, the Compensation Committee of the Board of Directors has approved the terms and conditions in this Confidential Retention and Severance Agreement (this “Agreement”).

This Agreement, and the documents described below, summarize the terms and conditions of additional compensation to be awarded to you in exchange for you providing ongoing services to Patriot and for providing an orderly transition of your CFO role at your time of planned retirement. In exchange for the additional compensation offered in this Agreement, you agree to continue fulfilling your current duties and responsibilities throughout your remaining employment in your role as CFO of Patriot and to effectuate an orderly transition at the time when you decide to retire, which includes you doing the following through your final employment date:

•Continuing to dedicate your time and commitment on a full-time basis as CFO of Patriot, consistent with your historical practice;
•Using your best efforts to perform your CFO duties and responsibilities at the same level of performance, at your usual work schedule, and usual work location, consistent with your historical practice;
•Refraining from seeking employment, consulting, or providing services (paid or unpaid) to any entity other than Patriot (excepting volunteer and charitable activities); and
•Upon submitting your Retirement Notice (defined below), working actively with Patriot’s management and the Board to recruit, hire, and effectively transition your
CFO duties and responsibilities to an acceptable CFO for Patriot to succeed your position.

Provided that you fulfill the responsibilities summarized above, you provide not less than six months’ advance written notice of your retirement, whereby such notice shall not be tendered prior to January 31, 2024 (your “Retirement Notice”), and you sign the documents referenced below, you will be eligible to receive the following additional compensation:

•A payment in the amount of $340,000, minus applicable withholdings and taxes (the “Retention Payment”), payable in a lump sum within ten (10) business days following the sooner of: (i) your final day of employment with Patriot; or (ii) the closing of a Change-in-Control event. This payment is subject to and contingent on your receipt, proper execution, non-revocation, and return delivery of the Separation Agreement.

•At any time during the period between Patriot’s receipt of your Retirement Notice and your final day of employment, which shall not be not less than six months unless mutually agreed to in writing by you and Patriot (the “Notice Period’), and provided that Patriot National Bancorp, Inc. is: (i) outside of an SEC blackout period; or (ii) not restricted from issuing stock to insiders for any reason, you may elect, by providing written notice to Patriot (the “Conversion Notice”) to convert up to $140,000 of your Retention Payment to a Restricted Stock grant. The number of shares of the Restricted Stock grant shall equal the portion of your Retention Bonus that you request to convert, divided by the average closing market price of Patriot’s publicly traded stock over the 30-day period preceding Patriot’s receipt of your Conversion Notice. Any such Retention Payment amounts that are converted to a Restricted Stock grant shall be deemed a Restricted Stock Award (the “RSA Award”) under the Patriot National Bancorp, Inc. Amended and Restated 2020 Restricted Stock Award Plan, which shares shall begin to vest monthly in the amount of 20% per month beginning on the 2nd day of the month following the Board’s receipt of your Conversion Notice. In the event of a Change in Control, any unvested RSA Award shares shall immediately vest, and any balance of the Retention Bonus shall be due and payable. The RSA Award is subject to and contingent on your receipt, proper execution, and return delivery of a Patriot National Bancorp, Inc. Restricted Stock Agreement substantially in the form attached hereto as Exhibit A and your receipt, proper execution, non-revocation, and return delivery of a Patriot National Bancorp, Inc. Confidential Transition and Separation Agreement (the “Separation Agreement”) substantially in the form attached hereto as Exhibit B.

•Payment of your full medical insurance premium under COBRA for up to twelve (12) months beginning after your final day of employment, provided that you are eligible for and properly elect COBRA continuation coverage within thirty (30) days after your final day of employment with Patriot, and you do not become eligible for medical insurance at another employer, under your own personal health insurance policy, or through Medicare. The amount of any premiums paid by Patriot for such continuation coverage are not pre-tax and will be included in your gross income to the extent the provision of such benefits would be deemed to be discriminatory under Internal Revenue Code Section 105(h). These payments are subject to and contingent on your receipt, proper execution, non-revocation, and return delivery of the Separation Agreement.

Each of the additional compensation items described above shall be forfeited in the event that you are terminated for Cause, you voluntarily resign your employment before your stated retirement date in the Retirement Notice, your death or disability that renders you unable to fulfill your obligations under this Agreement, you do not fulfill your responsibilities throughout the Notice Period, or you do not timely sign and return the above-referenced agreements. Conversely, you will be eligible to receive 100% of the RSA Award shares, the Retention Payment, and the COBRA insurance premiums, in accordance with the above, if your employment is involuntarily terminated by Patriot at any time without Cause. Patriot reserves the right and sole discretion to administer and interpret this Agreement, subject to the terms and conditions of the referenced plan documents. All other terms and conditions will be in accordance with Patriot’s policies and procedures.

As used in this Agreement, the term “Change in Control” is defined in the Patriot National Bancorp, Inc. Amended and Restated 2020 Restricted Stock Award Plan. The term “Cause” is defined in the Separation Agreement.

Please acknowledge your understanding of, and acceptance of this Agreement by signing and dating below and then returning a signed copy to me.

Sincerely,

Frederick K. Staudmyer
Executive Vice President &
Chief Administrative Officer

Read and Accepted: _______________________________ Date:____________
Joseph D. Perillo, CFO

CC: M. Carrazza – Chairman
D. Lowery – President & CEO
E. Constantino – Chair Compensation Committee